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                                                                    Exhibit 99.1


NEWS RELEASE                                Company Contact:
FOR IMMEDIATE RELEASE                       Arthur A. Koch, Jr.
                                            Chief Operating Officer
                                            (302) 456-6789
                                             www.sdix.com

                                            Investor Relations Contact:
                                            Lippert/Heilshorn & Associates, Inc.
                                            William A. Walkowiak, CFA
                                            Klea Theoharis
                                            (212) 838-3777
                                            klea@lhai.com



 Strategic Diagnostics Announces Collaboration with Molecular Circuitry, Inc.
       and McDonald's Corporation to Develop a Rapid Test for Animal Feed

       Additionally, Strategic Diagnostics to Market Molecular Circuitry's Rapid Pathogen Detex(TM) Products and Develop Lateral Flow (Strip) Tests
               for Salmonella, E. Coli, Listeria and Campylobacter

Newark, Del., October 24, 2001 - Strategic Diagnostics Inc., (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today announced that it has entered into a collaboration to develop a rapid test for unapproved animal remnants in animal feed. Concern over the presence of these materials has recently risen since these additives are believed to be linked to mad cow disease, which has affected meat production in Europe and sparked a recent outbreak in Japan.

McDonald's Corporation is sponsoring the collaboration to develop a means to actively source only the highest quality meat products as part of their long-standing commitment to quality and safety. "McDonald's is absolutely committed to food safety, from the farm to the front counters of our restaurants," said Ken Koziol, McDonald's Global Quality Assurance Officer. He continued, "We are helping to fund this innovative research project because it represents another potential safety firewall in animal feed."

Molecular Circuitry and Strategic Diagnostics will both contribute scientific resources to develop a commercial test kit under the collaboration.

Mr. Herb Lotman, Chairman, President and CEO of Molecular Circuitry, remarked, "We are delighted to work with SDI on this vital project. We bring complementary expertise in microbiology and manufacturing capability that will position the group to achieve the finished test product's objectives, quick time-to-result and ease-of-use.

Richard C. Birkmeyer, President and CEO of SDI, commented, "We are excited about the challenge of developing what could be the worldwide standard in testing for animal feed. SDI has done this before, in food and water testing, and we believe the team we have assembled here has the talent and resources to be successful. We expect to begin shipping the finished test in the first half of 2002."

In additional news, SDI announced that it will market the Detex(TM) line of products developed and manufactured by Molecular Circuitry for food borne pathogens including Salmonella, E. Coli, Listeria and Campylobacter as well as Molecular Circuitry's newest hygiene test Detex(TM) RESI-CLEAN, an all-in-one monitoring device to detect food residues using glucose and lactose detection. The E. Coli test has been approved by the American Organization of Analytical Chemists (AOAC), and the other rapid pathogen tests are expected to be approved shortly. All of these products are targeted to the food manufacturing industry and will complement SDI's existing food safety products including tests for GMOs and mycotoxins. The food industry is increasingly concerned with food borne pathogen contamination and these tests are designed to meet the needs of a market that is spending more than $300 million for analytical tests today.

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In a further extension of the relationship with Molecular Circuitry, SDI announced it has acquired the rights to use the antibodies developed by Molecular Circuitry for the Detex(TM) rapid pathogen products to develop, manufacture and sell lateral flow (strip) tests for Salmonella, E. Coli, Listeria and Campylobacter. The projects to develop these tests are expected to run concurrently and take approximately six months to complete. After that time, SDI plans to launch a family of field-based test kits for the food manufacturing industry to complement the laboratory methods manufactured by Molecular Circuitry and sold by SDI. Also under the terms of this relationship, SDI will have access to Molecular Circuitry's extensive experience in analytical instrument manufacturing to support SDI's existing instrument business.

Commenting on this additional news, Mr. Lotman said, "We believe the marketing and technical expertise Strategic Diagnostics brings to our collaborations will greatly enhance the reach our products and technologies are able to enjoy throughout the global food industry."

Mr. Birkmeyer also commented, "We have been evaluating ways to enhance our existing relationships in the food industry. The quality of the Molecular Circuitry Detex(R) products will allow us to expand our relationships and build new ones based on confidence in analytical performance. We are delighted to have the opportunity to grow with Molecular Circuitry."

About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.


This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.